Exhibit 99.1

Beta Oil & Gas, Inc. Announces 2003
First Quarter Financial Results

FOR IMMEDIATE RELEASE – May 14, 2003

Tulsa, Oklahoma – May 14, 2003 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today its financial results for the quarter ended March 31, 2003.

Revenues for the quarter ended March 31, 2003 were $3.1 million compared with $2.3 million for the comparable 2002 quarter.  The Company had a net loss for the quarter ended March 31, 2003 of ($16,781), or ($.001) per share, compared with a net loss of ($206,231), or ($.017) per share, for the comparable 2002 quarter.  The increase in revenues for the quarter was the result of a significantly higher oil and natural gas price environment.  Cash flow from operations (before changes in working capital) for the quarter ended March 31, 2003 was $1.3 million, or $.10 per share, compared with $ .9 million, or $.07 per share, for the comparable 2002 quarter, reflecting the significant rise in oil and gas prices from the year-ago levels a year ago. (please refer to the table below for the Company’s calculation of cash flow from operations excluding working capital changes, a non-GAAP financial measure).  Cash provided by operating activities for the first quarter of 2003 was $.4 million compared to $.2 million for the comparable quarter in 2002. The results for the quarter included a non-cash gain of $1,640 related to the cumulative effect from the mandated change in accounting principle regarding asset retirement obligations.

Production volume for the quarter was 630,000 Mcf equivalent (Mcfe) compared to a 814,200 Mcfe for the comparable 2002 quarter, a 23% decrease for the quarter.  Decreases in production from 2002 were attributable to natural production decline.

The average price received for natural gas (including the impact of hedges) for the quarter was $4.71 per Mcf, an 88% increase from the average natural gas price of $2.51 per Mcf received in the first quarter last year.  The average price realized for crude oil (including the impact of hedges) also increased 25% to $25.72 per barrel compared to $20.55 per barrel in last year’s quarter.  During the first quarter, approximately 60% of the Company’s natural gas production was hedged with a combination of costless collars and swaps having an average floor of $2.62 per MMbtu and an average ceiling of $3.23 per MMbtu, while 57% of our crude oil was hedged with costless collars having a floor of $20.50 per barrel and a ceiling of $21.75 per barrel.  Prospectively, at March 31, 2003, approximately 36% of the Company’s natural gas production and 25% of the Company’s crude oil production are hedged nearly through the third quarter of 2003. The natural gas hedges, which cover through August 2003, have an average floor of $3.88 per MMbtu and an average ceiling of $4.45 per MMbtu.  The crude oil hedges, which cover through September 2003, have a floor of $24.00 per barrel and a ceiling of $26.50 per barrel.

Working capital increased to a surplus of $1,371,662 at March 31, 2003 compared to a working capital deficit of ($262,554) at March 31, 2002 and a deficit of ($77,047) at December 31, 2002.

During the first quarter 2003, the M.A. Failla No. 1 well, located in the West Broussard Project in Lafayette Parish, Louisiana, reached total depth.  The well was completed with a final test rate of 8.7 million cubic feet per day and 274 barrels of condensate per day.  Currently, construction and installation of the production facilities are underway and the Company anticipates first sales of natural gas to commence by July 1, 2003.  Beta has a 4.8% working interest in the well, increasing to approximately 10% working interest after well payout.  A 3-D seismic survey, which will assist in further delineation of the development potential in the area, is in progress and should be completed in the next 60 days.  The seismic data, combined with the production history and subsurface information from the M.A. Failla No. 1 and surrounding wells, may support development of the portion of the field where the Company has a larger working interest.

David Wilkins, President and CEO stated; “ During the first quarter, we made significant progress in our ongoing efforts to identify lower risk exploitation opportunities from our existing property inventory while increasing our working capital position.  We are encouraged by the early test results of our initial well at West Broussard.  During the quarter, a significant portion of our lower priced oil and natural gas hedges expired, allowing us to realize more of the recent increases in commodity prices.  We remain focused on our goals of increasing production and adding reserves in a cost efficient manner.”

Condensed Income Statement Data

(In Thousands of $)	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Revenues	$3,101.2	$2,343.2
Cost and Expenses:
Operating expense	835.6	780.1
General and administrative	813.8	475.3
Depreciation, depletion, amortization, and Impairment	1,335.1	1,155.6
Interest expense and other	135.1	138.4

Loss before income tax	(18.4)	(206.2)
Income tax benefit	—	—
Net loss before cumulative effect of a change in accounting principle	(18.4)	(206.2)
Cumulative effect of change in accounting principle	1.6	—
Net loss	(16.8)	(206.2)
Preferred dividends	(110.2)	(110.3)
Net loss applicable to common shareholders	$(127.0)	$(316.5)

Per diluted common share data:
Net loss available to common Shareholders	$(.01)	$(.03)

Weighted average diluted common shares	12,438.3	12,390.9

Condensed Operations Data

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Production:
Oil (MBbls)	29.2	39.9
Gas (MMcf)	630.0	814.2
Average sales price:
Oil (Bbl) (A)	$25.72	$20.55
Gas (Mcf) (B)	$4.71	$2.51

(A)          The average oil price per barrel includes the impact of hedges. For the quarter ending March 31, 2003 the average price was reduced by $6.21 per barrel.

(B)            The average gas price per Mcf includes the impact of hedges. For the quarter ending March 31, 2003, the average price was reduced by $1.86 per Mcf.

NON-GAAP FINANCIAL MEASURES

Cash flow from operations represents cash provided by operating activities before changes in working capital items related to operating activities.  Cash flow from operations is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP).  Cash flow from operations is accepted as a financial indicator of an oil and gas company’s ability to generate cash, which is used to internally funded exploration and development activities and to service debt.  Cash flow from operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  The following table reconciles cash provide by operating activities to cash flow from operations (in thousands):

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
Cash provided by operating activities	$368.3	$217.5
Changes in working capital related to operating activities	951.1	731.9

Cash Flow from operations	$1,319.4	$949.4

The Company’s full quarterly report, or Form 10-Q, can be accessed at www.sec.gov or by visiting the Company’s website at www.betaoil.com.

Beta Oil & Gas, Inc is an independent energy company engaged in the production, exploitation, exploration and development of oil and gas properties.  For more information please contact Steve Fischer at (918) 495-1011.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.